Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2015 RESULTS

14% growth in life insurance policies issued

9% growth in Investment and Savings Products sales

5% increase in life insurance licensed representatives to 101,008

Diluted EPS of $0.94 and diluted operating EPS of $0.93

16.1% net income return on stockholders’ equity and 17.0% net operating income return on adjusted stockholders’ equity (ROAE)

40,000 attendees at biennial convention in July 2015

Duluth, GA, August 5, 2015 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended June 30, 2015.  Total revenues were $350.9 million in the second quarter of 2015 and net income was $49.2 million, or $0.94 per diluted share.

In the second quarter operating revenues increased by 6% to $350.3 million compared with $330.3 million in the prior year period.  Strong operating results were driven by growth in the Term Life segment including 14% growth in life insurance policies issued and a 10% increase in net premiums.  The Investment and Savings Products segment continued to perform well with a 9% increase in product sales and 7% growth in average client asset values year-over-year. Operating results reflect higher than historically incurred claims in the current quarter whereas incurred claims were lower than historical levels in the prior year period.  Net investment income continues to be modestly impacted by lower yields on invested assets and ongoing capital deployment.  The comparison of year-over-year results was also negatively impacted by the declining Canadian dollar value which reduced operating revenues by approximately $7.5 million and net operating income by approximately $1.5 million.  While net operating income of $48.8 million was consistent with the prior year period, net operating income per diluted share increased 7% to $0.93 reflecting ongoing return of capital to stockholders through share repurchases.  ROAE expanded to 17.0% on an operating basis versus 16.3% in the second quarter of 2014.

Glenn Williams, Chief Executive Officer said, “Solid core performance across business segments combined with active capital deployment drove growth in operating EPS and ROAE versus the second quarter a year ago.  Our ongoing efforts to drive organic growth resulted in a 5% increase in the size of our life insurance licensed sales force reflecting 15% growth in new representatives obtaining a life insurance license year-over-year.  In the second quarter, Term Life issued polices increased 14% and Investment and Savings Products continued to experience record setting sales, up 9% compared with the year ago period.  The excitement generated by the incentives, technology and product enhancements launched at our July convention should continue to generate growth in the second half of 2015.”

Distribution Results

●
Primerica’s biennial convention at the Georgia Dome in July was attended by approximately 40,000 people from the United States, Canada and Puerto Rico.  Sales representatives attended workshops, exhibits and general sessions where they received training and learned about product enhancements and technology initiatives in order to drive growth in the second half of 2015 and beyond.

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The size of our life-licensed sales force increased 5% to 101,008 at June 30, 2015 compared with 96,596 at June 30, 2014, and increased 3% from 98,145 at March 31, 2015.  In the second quarter, recruiting of new representatives increased 20% versus the year ago quarter, reflecting continued positive momentum in the business as well as extensive competitions to receive recognition in the Georgia Dome at the convention.  Recruiting growth in recent periods led to 15% growth in new life licensed representatives compared with the prior year period.  On a sequential quarter basis, new life insurance licenses increased 39% compared with the seasonally lower first quarter and recruiting of new representatives increased 13%.

●
In the second quarter, term life insurance policies issued grew 14% to 68,097 compared with the second quarter of 2014.  Productivity in the quarter of 0.23 policies per life licensed representative per month was higher than 0.21 in the prior year quarter and above the range of historical productivity.  Productivity was driven by building on the momentum generated in the first quarter and complemented by the recognition programs and technology enhancements leading up to our convention. On a sequential quarter basis, term life insurance policies issued increased 22% compared with the first quarter of 2015, reflecting typical seasonality as well as growth in productivity and the size of the life insurance licensed sales force in the second quarter.

●
Investment and Savings Products sales in the second quarter of $1.57 billion, up 9% compared with the second quarter a year ago, marked the highest ISP sales quarter in the company’s history.  These results primarily reflect strong sales of retail mutual funds, variable annuities and Canadian segregated funds.  On a sequential quarter basis, total ISP sales increased 3% versus the strong sales in the first quarter of 2015. Client asset values increased 3% to $49.37 billion at June 30, 2015 relative to a year ago and were consistent with the end of the first quarter.

Segment Results
Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  Results for the segments are shown below.

	Actual			Operating (1)
	Q2 2015	Q2 2014	% Change	Q2 2015	Q2 2014	% Change
	($ in thousands)			($ in thousands)
Revenues:
Term Life Insurance	$201,433	$184,366	9%	$201,433	$184,366	9%
Investment and Savings Products	135,081	128,148	5%	135,081	128,148	5%
Corporate and Other Distributed Products	14,353	18,616	(23)%	13,756	17,785	(23)%
Total revenues	$350,867	$331,130	6%	$350,270	$330,299	6%

Income (loss) before income taxes:
Term Life Insurance	$57,286	$55,070	4%	$57,286	$55,070	4%
Investment and Savings Products	37,746	36,048	5%	37,746	36,048	5%
Corporate and Other Distributed Products	(18,207)	(15,378)	18%	(18,804)	(16,209)	16%
Total income before income taxes	$76,825	$75,740	1%	$76,228	$74,909	2%
(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

Term Life Insurance.  In the second quarter of 2015, Term Life operating revenues increased 9% to $201.4 million.  The growth was driven by a 10% increase in net premiums compared with the second quarter of 2014.  Additionally, allocated net investment income increased 8% with growth from the level of assets required by the segment partially offset by lower yield on invested assets.  Term Life operating income before income taxes increased 4% to $57.3 million versus the prior year period and reflected higher benefits and claims, which outpaced growth in net premiums.  Incurred claims for the current quarter were approximately $1 million above historical levels compared to prior year claims that were approximately $2 million below historical levels.  DAC amortization grew in line with net premiums, as persistency was consistent with the prior year period.  Insurance expenses increased 5% year-over-year largely due to growth in the business and the run-off of Citi expense allowances.

On a sequential quarter basis, operating income before income taxes increased 20% reflecting seasonally higher persistency in the second quarter and elevated expenses in the first quarter related to the accelerated retirement vesting of equity awards.  These were partially offset by higher incurred claims in the second quarter.  The higher seasonal persistency resulted in lower DAC amortization partially offset by higher reserve increases versus the prior quarter.

Investment and Savings Products.  In the second quarter, ISP operating revenues increased 5% to $135.1 million and operating income before income taxes increased 5% to $37.7 million compared with the year ago period.  Results reflect a 7% increase in revenue generating product sales and 7% growth in average client asset values.  Account-based revenue increased 10% year-over-year reflecting the addition of a mutual fund provider on our record keeping platform.  Weaker Canadian segregated fund market performance led to a slight acceleration of DAC amortization in the second quarter, whereas DAC amortization in the prior year period was positively impacted by strong market performance.

Sequentially, operating income before income taxes increased 8% compared with the first quarter due to growth in product sales and client asset values. Strong Canadian market performance in the first quarter led to lower DAC amortization in that period.  Other operating expenses were lower in the second quarter primarily due to higher expenses related to the accelerated retirement vesting of equity awards in the first quarter of 2015.

Corporate and Other Distributed Products.  Operating revenues were $13.8 million, and operating losses before income taxes grew by $2.6 million to $18.8 million compared with the second quarter of 2014.  Net investment income allocated to this segment continues to decline as Term Life required assets grow, excess capital is deployed and the yield on invested assets remains depressed.  Also impacting the year–over-year decrease in investment income was a lower return on the deposit asset backing a reinsurance agreement as interest rates increased during the quarter.
Insurance and other operating expenses were modestly lower in the current year than in the prior year period.

Taxes

The effective income tax rate for the second quarter of 2015 was 36.0%, which was higher than both the prior year period and the first quarter of 2015 rates of 34.9% and 35.0%, respectively. The higher effective tax rate in the second quarter was driven by an increase in the estimated portion of current earnings generated by the Canadian subsidiaries that may be repatriated to the U.S. in conjunction with our existing plan to deploy capital. These earnings are subject to a higher U.S. corporate tax rate.  Going forward, we estimate that the impact of a higher portion of future Canadian earnings being subject to U.S. corporate taxes will increase our effective tax rate by approximately 40 basis points from where it would have been otherwise.

Capital and Liquidity

In conjunction with the acceleration of share repurchases announced on June 4, 2015, between April 1, 2015 and August 5, 2015 we repurchased $100.3 million, or 2.2 million shares, of Primerica common stock for a total of $139.0 million, or 2.9 million shares, repurchased year-to-date through August 5.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be in excess of 430% as of June 30, 2015, well positioned to support existing operations and fund future growth.  The estimated RBC ratio increased due to a higher level of reserves financed through an existing redundant reserve financing transaction. Our debt-to-capital ratio was 23.8% June 30, 2015.

As of June 30, 2015, our investments and cash totaled $1.97 billion, excluding the held-to-maturity asset held as part of a redundant reserve financing transaction.  Our invested asset portfolio had a net unrealized gain of $73.0 million (net of unrealized losses of $22.4 million) at June 30, 2015, down from $103.0 million at March 31, 2015 due to a sharp increase in interest rates during the quarter.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity and diluted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded to affiliates of Citigroup Inc. under coinsurance transactions that were executed concurrent with our initial public offering for all periods presented.  Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses, including other than temporary impairments (OTTI), for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses recorded in other comprehensive income (loss) for all periods presented.  The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Thursday, August 6, 2015 at 10:00 am ET, to discuss second quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s recent proposed rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4 million lives and have over 2 million client investment accounts at December 31, 2014. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	June 30, 2015 (1)	December 31, 2014
	(In thousands)
Assets:
Investments:
Fixed maturity securities available for sale, at fair value	$1,724,743	$1,759,120
Fixed maturity securities held to maturity, at amortized cost	328,000	220,000
Equity securities available for sale, at fair value	49,961	53,390
Trading securities, at fair value	7,927	7,711
Policy loans	29,112	28,095
Total investments	2,139,743	2,068,316
Cash and cash equivalents	153,933	192,516
Accrued investment income	17,026	17,401
Due from reinsurers	4,137,425	4,115,533
Deferred policy acquisition costs	1,430,508	1,351,180
Premiums and other receivables	189,924	181,660
Intangible assets	60,019	61,720
Income taxes	37,140	36,082
Other assets	290,483	273,403
Separate account assets	2,324,980	2,440,303
Total assets	$10,781,181	$10,738,114

Liabilities and Stockholders' Equity:
Liabilities:
Future policy benefits	$5,361,580	$5,264,608
Unearned premiums	730	912
Policy claims and other benefits payable	254,047	264,832
Other policyholders' funds	352,212	344,313
Notes payable	374,558	374,532
Surplus note	328,000	220,000
Income taxes	156,212	140,467
Other liabilities	367,337	392,810
Payable under securities lending	63,899	50,211
Separate account liabilities	2,324,980	2,440,303
Total liabilities	9,583,555	9,492,988

Stockholders' equity:
Common stock	501	522
Paid-in capital	259,937	353,337
Retained earnings	871,440	795,740
Accumulated other comprehensive income, net of income tax	65,748	95,527
Total stockholders' equity	1,197,626	1,245,126
Total liabilities and stockholders' equity	$10,781,181	$10,738,114

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended June 30,
	2015	2014
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$588,248	$576,740
Ceded premiums	(406,854)	(410,546)
Net premiums	181,394	166,194
Commissions and fees	139,150	132,039
Net investment income	19,075	21,681
Realized investment gains (losses), including OTTI	597	831
Other, net	10,651	10,385
Total revenues	350,867	331,130

Benefits and expenses:
Benefits and claims	82,521	72,412
Amortization of deferred policy acquisition costs	36,384	32,696
Sales commissions	71,499	67,364
Insurance expenses	29,094	28,192
Insurance commissions	4,145	3,881
Interest expense	8,642	8,552
Other operating expenses	41,757	42,293
Total benefits and expenses	274,042	255,390
Income before income taxes	76,825	75,740
Income taxes	27,652	26,469
Net income	$49,173	$49,271

Earnings per share:
Basic earnings per share	$0.94	$0.89
Diluted earnings per share	$0.94	$0.89

Shares used in computing earnings per share:
Basic	51,787	54,927
Diluted	51,812	54,950

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2015	2014	% Change
Operating revenues	$350,270	$330,299	6%
Realized investment gains (losses), including OTTI	597	831
Total revenues	$350,867	$331,130	6%

Operating income before income taxes	$76,228	$74,909	2%
Realized investment gains (losses), including OTTI	597	831
Income before income taxes	$76,825	$75,740	1%

Net operating income	$48,791	$48,731	*
Realized investment gains (losses), including OTTI	597	831
Tax impact of reconciling items	(215)	(291)
Net income	$49,173	$49,271	*

Diluted operating earnings per share (1)	$0.93	$0.88	7%
Net after-tax impact of operating adjustments	0.01	0.01
Diluted earnings per share (1)	$0.94	$0.89	6%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.
* Less than 1%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2015	2014
Adjusted direct premiums	$247,889	$223,705
Premiums ceded to Citigroup	331,984	344,143
Direct premiums	$579,873	$567,848

Other ceded premiums	$(72,227)	$(63,423)
Premiums ceded to Citigroup	(331,984)	(344,143)
Ceded premiums	$(404,211)	$(407,566)

Net premiums	$175,662	$160,282

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2015	2014
Operating revenues	$13,756	$17,785
Realized investment gains (losses), including OTTI	597	831
Total revenues	$14,353	$18,616

Operating loss before income taxes	$(18,804)	$(16,209)
Realized investment gains (losses), including OTTI	597	831
Loss before income taxes	$(18,207)	$(15,378)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	June 30, 2015	December 31, 2014
Adjusted stockholders' equity	$1,136,345	$1,171,280
Unrealized net investment gains recorded in stockholders' equity, net of income tax	61,281	73,846
Stockholders' equity	$1,197,626	$1,245,126